Exhibit 99.1 News Release 2700 Lone Oak Parkway Eagan MN 55121-1534 nwa.com 612-726-2331

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES REPORTS SECOND QUARTER 2007 RESULTS

Pre-tax profit of $273 million, excluding reorganization items

EAGAN, Minn. - (July 31, 2007) - Northwest Airlines Corporation (NYSE: NWA) today reported a net profit of $2.15 billion for the second quarter of 2007.  This compares to a second quarter 2006 net loss of $285 million.  Excluding reorganization items, Northwest reported a second quarter pre-tax profit of $273 million, compared to a pre-tax profit of $179 million in the second quarter of last year.

Excluding re-organization items and a $6 million out of period mark-to-market loss on fuel hedges, Northwest reported an 8.8 percent second quarter pre-tax margin.  For the first half of 2007, Northwest reported a $373 million pre-tax profit before reorganization items.

Doug Steenland, president and chief executive officer, said, “Our second quarter financial results are evidence of the results of our restructuring.  Northwest is well positioned to generate sustained profitability and steady earnings growth for the long term.  However, our operational performance in June and July has been unacceptable and we must restore NWA to its historical position as one of the most reliable airlines in the industry.  Our immediate focus is to restore operational reliability.”

“We sincerely apologize for the inconvenience these cancellations have caused our customers.  We are confident that the measures we are taking will result in materially better operational performance during the coming months,” Steenland said.  “We realize that the recent operational challenges have been difficult for our employees and we thank them for their tireless efforts to assist our customers.”

OPERATIONS

During the latter part of June, Northwest experienced numerous flight cancellations caused by summertime thunderstorms on the east coast and at several Northwest hubs, air traffic control congestion, and increased pilot absenteeism.  The airline experienced another significant increase in flight cancellations over the past weekend, which were caused largely by an increase in pilot absenteeism.

Northwest is taking a series of actions to improve its operational reliability.  These include short-term measures to minimize the risk of additional disruptions in August, and systemic operational adjustments to address concerns raised by Northwest pilots:

•                  For August, to create additional reserves and reduce the maximum number of hours that our narrowbody pilots will be asked to fly, Northwest reduced the month’s schedule by 4 percent. The maximum hours for all narrowbody aircraft pilots in August will be 86, as compared to 88 or 90 hours in June.

•                  Beginning in August, Northwest is reducing the number of long trips in certain fleet types and changing the way we build trips to and from large East Coast cities. This will minimize the impact on the entire system when delays occur due to bad weather and air-traffic control congestion.

•                  As of August 1, all furloughed pilots wishing to return to Northwest will have received their official training date, producing some of the highest numbers of reserve pilots in recent history.

•                  Once we have recalled all of the eligible pilots from furlough, we will begin hiring new pilots. To date, we have received several hundred expressions of interest from pilots wishing to work for Northwest.

•                  We reached an agreement with our pilots through which, in exchange for the settlement of certain grievance issues, we modified several contractual provisions, which will improve the pilot bidding process.  These changes are being implemented and will be in full effect by October.

•                  We are currently in discussions with the Air Line Pilots Association (ALPA) about other steps we could take to address pilot concerns and improve the reliability of the operation.

•                  Spare international widebody aircraft are being redeployed on domestic routes.

•                  We have improved processes and technology to make customers aware of flight changes as far in advance as possible.

FRESH-START REPORTING

Upon emergence from bankruptcy on May 31, 2007, the company adopted fresh start reporting.  Under fresh start reporting, Northwest revalued its assets and liabilities to estimated market values.  In addition to these fair value adjustments, the company changed its presentation of certain regional carrier-related revenue and expense items, acquired Mesaba Aviation, and changed its policies pertaining to the accounting for frequent flyer obligations and breakage of passenger tickets.  These non-cash adjustments affected Northwest’s balance sheet, statement of operations, and statement of cash flows.  As a result, Northwest’s financial statements on and after June 1, 2007 are not comparable to its previously issued financial statements.

FINANCIAL RESULTS SUMMARY

Operating revenues in the second quarter decreased 3.3 percent versus the second quarter of 2006 to $3.18 billion.  Excluding fresh-start adjustments, system consolidated passenger revenue increased 0.1 percent to more than $2.8 billion on 0.9 percent higher available seat miles (ASMs).  Consolidated revenue per available seat mile decreased by 0.8 percent for the second quarter versus last year.

Operating expenses in the quarter decreased 5.7 percent year-over-year to $2.82 billion, while mainline cost per available seat mile (CASM), excluding fuel, decreased by 5.2 percent on 1.6 percent more ASMs.

The pre-tax impact of the operational disruptions in the second quarter is estimated to be approximately $25 million.

During the second quarter, fuel averaged $2.04 per gallon, excluding taxes and non-cash mark-to-market expenses related to future period contracts, down 2.7 percent versus the second quarter of last year.

Dave Davis, executive vice president and chief financial officer, said, “In the second quarter, we continued to realize the benefits of our cost restructuring as evidenced by a five percent reduction in mainline CASM, excluding fuel.  This is the best performance in the industry.  Continued focus on cost control, combined with prudent investment in our product and a return to running a reliable operation, will allow NWA to continue to achieve strong financial results.”

Northwest’s quarter-ending unrestricted cash and short-term investments balance was $3.3 billion.  Including $706 million of restricted cash, the total cash balance was $4 billion.

SIGNIFICANT DEVELOPMENTS

Discussing the company’s emergence from bankruptcy, Steenland added, “Northwest has achieved the key objectives of its restructuring plan including a competitive cost structure and one of the strongest balance sheets in the industry. Standard & Poors and Moody’s have assigned Northwest B+ and B1 corporate credit ratings, respectively, which are the highest ratings among network carriers.”

Since the start of the second quarter of 2007, these were among the significant developments at NWA:

•                  The company emerged from bankruptcy on May 31.  That day, seventeen Northwest Airlines employees rang the opening bell at the New York Stock Exchange and the company’s new common stock “NWA” began trading.

•                  In early July, Northwest distributed to flight attendants the proceeds that were generated from the sale of a $182 million unsecured claim that was included in the Association of Flight Attendants’ approved labor contract.  The allocation completed the sale of contract employees’ unsecured claims negotiated during the carrier’s Chapter 11 restructuring, totaling $1.25 billion for all labor groups.  The total dollar amount paid to contract employees was $960 million.  “When we originally negotiated the claims, the expected sale price was 15 cents on the dollar, which implied a total claims value of $180 million.  Instead, as a result of our successful restructuring, those unsecured claims are worth $960 million, a $780 million improvement over what was expected,” Steenland added.  The claims were in addition to a separate gain-sharing program that will see contract employees and non-executive salaried staffs receive an additional $500 million in profit sharing through the end of 2010 as Northwest achieves its business plan targets.  For the first half of 2007, Northwest accrued $33 million in profit sharing.  “Claims sales and gainsharing are allowing Northwest employees to share in the airline’s continued success. In addition, Northwest completed its Chapter 11 process without having to terminate its employee pension plans,” he said.

•                  The airline is continuing to take delivery of Airbus A330 and 76-seat regional jetliners as part of its $6 billion international and domestic fleet renewal program.  Next year, Northwest will be the first airline in North America to begin passenger service with the new, long-range Boeing 787. “As we move forward, NWA will continue to see increased benefits from its fleet renewal program which will significantly improve the travel experience for our customers and the profitability of the airline,” Steenland added.

•                  The company achieved numerous milestones in launching its wholly-owned 76-seat regional jet operations including:

•                  In early April, Compass Airlines won final Federal Aviation Administration approval to begin commercial operations.

•                  In late April, Mesaba Aviation was acquired by the company and became a wholly-owned subsidiary.

•                  Seven 76-seat dual-class regional jets were delivered, including six Bombardier next-generation CRJ-900 aircraft and one Embraer 175 aircraft, towards a total of 72, 76-seat regional jet aircraft by the end of 2008.

•                  In late June, Northwest, along with SkyTeam carriers Air France, Alitalia, CSA Czech Airlines, Delta Air Lines, and KLM Royal Dutch Airlines applied to the U.S. Department of Transportation (DOT) for antitrust immunity on transatlantic flights.  Delta currently has antitrust immunity with Air France, Alitalia and CSA, while Northwest has antitrust immunity with KLM.  Included in the application is a joint venture agreement between Air France, Delta, KLM and Northwest that would create a comprehensive and integrated partnership among the four SkyTeam members across the Atlantic.  A more integrated SkyTeam alliance offers significant advantages to consumers, including more choice in flight schedules, travel times, services and fares.

•                  In mid-July, Northwest applied to the DOT for new rights to operate nonstop service between Detroit and Shanghai and Detroit and Beijing.  The application is in response to the new landmark aviation agreement with China that provides for additional service between the two countries.  The U.S. government plans to award six new routes between 2007 and 2009.  “Northwest has a long history of serving China and it wants to begin new service there as soon as possible,” Steenland said.  “Northwest’s WorldGateway hub at Detroit is one of the top airport facilities in the world and it offers an unmatched combination of broad network coverage of the entire eastern half of the United States and convenient direct routings.”

•                  During the second quarter, NWA began operating modified 757-200s as part of its transatlantic operation.  These aircraft feature a new two-class 160-seat cabin and fuel-efficient winglets.

•                  Northwest Airlines in the second quarter continued to champion online innovation by becoming the first airline to provide customers functionality to purchase tickets, check in for flights, and complete any transaction on its nwa.com website by using any web-enabled handheld device or wireless browser, such as Blackberrys, Treos and web-based cell phones.  In late June, Northwest became the first airline to offer PayPal as a method of payment on nwa.com.

FORWARD-LOOKING STATEMENTS

Statements in this news release that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, the ability of the company to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of the company to attract, motivate and/or retain key executives and associates, the future level of air travel demand, the company’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the U.S. and other regions of the world, the price and availability of jet fuel, the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about Severe Acute Respiratory Syndrome (SARS) and other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and the company, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations and inflation. Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and any quarterly report on Form 10-Q and current report on Form 8-K filed by the Company since the filing of such Annual Report. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Northwest Airlines is one of the world’s largest airlines with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,400 daily departures. Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks. Northwest and its travel partners serve more than 1,000 cities in excess of 160 countries on six continents.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions except per share amounts)

	Successor Period June 1- June 30 2007	Predecessor Period April 1- May 31 2007	Combined (a) Three Months April 1- June 30 2007	Predecessor Three Months April 1- June 30 2006	% Incr (Decr)
OPERATING REVENUES
Passenger	$861	$1,566	$2,427	$2,425	0.1
Regional carrier revenues	135	229	364	396	(8.1)
Cargo	69	129	198	236	(16.1)
Other	65	127	192	234	(17.9)
Total operating revenues	1,130	2,051	3,181	3,291	(3.3)

OPERATING EXPENSES
Aircraft fuel and taxes (b)	267	582	849	886	(4.2)
Salaries, wages and benefits	205	412	617	675	(8.6)
Selling and marketing	65	124	189	190	(0.5)
Aircraft maintenance materials and repairs	64	119	183	183	0.0
Other rentals and landing fees	46	94	140	142	(1.4)
Depreciation and amortization	39	85	124	134	(7.5)
Aircraft rentals	31	64	95	54	75.9
Regional carrier expenses	63	134	197	366	(46.2)
Other	155	275	430	366	17.5
Total operating expenses	935	1,889	2,824	2,996	(5.7)

OPERATING INCOME (LOSS)	195	162	357	295	21.0
Operating margin	17.3%	7.9%	11.2%	9.0%	2.2	pts.

OTHER INCOME (EXPENSE)
Interest expense, net	(40)	(87)	(127)	(138)	8.0
Investment income	17	25	42	25	68.0
Foreign currency gain (loss)	1	—	1	—	n/m
Other	2	(2)	—	(3)	100.0
Total other income (expense)	(20)	(64)	(84)	(116)	27.6

INCOME (LOSS) BEFORE REORGANIZATION ITEMS AND INCOME TAXES	175	98	273	179	52.5

Reorganization items, net (c)	—	1,944	1,944	(464)	n/m

INCOME (LOSS) BEFORE INCOME TAXES	175	2,042	2,217	(285)

Income tax expense (benefit)	69	(1)	68	—

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$106	$2,043	$2,149	$(285)

Earnings (Loss) per common share: (d)
Basic	$0.41	$23.37	$0.78 *	$(3.27)
Diluted	$0.41	$16.87	$0.78 *	$(3.27)

Average shares used in computation:
Basic	262	87	262	87
Diluted	262	113	262	87

* Combined EPS computations exclude reorganization items.

See accompanying consolidated notes.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions except per share amounts)

	Successor Period June 1- June 30 2007	Predecessor Period January 1- May 31 2007	Combined (a) Six Months January 1- June 30 2007	Predecessor Six Months January 1- June 30 2006	% Incr (Decr)
OPERATING REVENUES
Passenger	$861	$3,768	$4,629	$4,474	3.5
Regional carrier revenues	135	521	656	735	(10.7)
Cargo	69	318	387	450	(14.0)
Other	65	317	382	522	(26.8)
Total operating revenues	1,130	4,924	6,054	6,181	(2.1)

OPERATING EXPENSES
Aircraft fuel and taxes (b)	267	1,286	1,553	1,630	(4.7)
Salaries, wages and benefits	205	1,027	1,232	1,351	(8.8)
Selling and marketing	65	315	380	384	(1.0)
Aircraft maintenance materials and repairs	64	303	367	372	(1.3)
Other rentals and landing fees	46	235	281	285	(1.4)
Depreciation and amortization	39	206	245	268	(8.6)
Aircraft rentals	31	160	191	122	56.6
Regional carrier expenses	63	345	408	732	(44.3)
Other	155	684	839	757	10.8
Total operating expenses	935	4,561	5,496	5,901	(6.9)

OPERATING INCOME (LOSS)	195	363	558	280	99.3
Operating margin	17.3%	7.4%	9.2%	4.5%	4.7	pts.

OTHER INCOME (EXPENSE)
Interest expense, net	(40)	(219)	(259)	(276)	6.2
Investment income	17	56	73	43	69.8
Foreign currency gain (loss)	1	—	1	(1)	n/m
Other	2	(2)	—	4	(100.0)
Total other income (expense)	(20)	(165)	(185)	(230)	19.6

INCOME (LOSS) BEFORE REORGANIZATION ITEMS AND INCOME TAXES	175	198	373	50	n/m

Reorganization items, net (c)	—	1,551	1,551	(1,439)	n/m

INCOME (LOSS) BEFORE INCOME TAXES	175	1,749	1,924	(1,389)

Income tax expense (benefit)	69	(2)	67	—

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$106	$1,751	$1,857	$(1,389)

Earnings (Loss) per common share: (d)
Basic	$0.41	$20.03		$(15.92)
Diluted	$0.41	$14.28		$(15.92)

Average shares used in computation:
Basic	262	87		87
Diluted	262	113		87

See accompanying consolidated notes.

NORTHWEST AIRLINES CORPORATION

CONSOLIDATED NOTES:

(Unaudited)

(a)          Northwest Airlines Corporation (“NWA Corp” or the “Company”) is a holding company whose operating subsidiary is Northwest Airlines, Inc. (“Northwest”).  In September, 2005, NWA Corp and Northwest, along with certain direct and indirect subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Southern District of New York.  On May 31, 2007, the Company emerged from Chapter 11.

In connection with emergence from Chapter 11, the Company adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants' Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”).  Thus, the consolidated financial statements prior to June 1, 2007 reflect results based upon the historical cost basis of the Company while the post-emergence consolidated financial statements reflect the new basis of accounting incorporating the fair value adjustments made in recording the effects of fresh-start reporting.  Therefore, the post-emergence periods are not comparable to the pre-emergence periods.  However, for discussions on the results of operations, the Company has combined the results for the one month ended June 30, 2007 with the two and five months ended May 31, 2007.  Please refer to Note (d) for a discussion and reconciliation of the Company's combined EPS calculation for the three months ending June 30, 2007.

In addition to the fair value adjustments required for fresh-start reporting, the Company changed its presentation of certain regional carrier related revenue and expense items, acquired Mesaba Aviation, Inc. and changed its policies pertaining to the accounting for frequent flyer obligations and breakage of passenger tickets.  See the table of year-over-year variance reconciliations.

The combined periods have been compared to the three and six months ended June 30, 2006.  References to “Successor” refer to NWA Corp. on or after June 1, 2007, after giving effect to the application of fresh-start reporting.  References to “Predecessor” refer to NWA Corp. prior to June 1, 2007.

(b)          During the three and six months ended June 30, 2007, the Company recorded $6 million in mark-to-market losses and $22 million in mark-to-market gains, respectively, related to fuel derivative contracts that settle in future periods.

(c)          In connection with its bankruptcy proceedings and adoption of fresh-start reporting the Company recorded the following largely non-cash reorganization income (expense) in its financial statements:

	Predecessor Periods From
	Second Quarter		Year-to-Date
(In millions)	April 1- May 31 2007	April 1- June 30 2006	January 1- May 31 2007	January 1- June 30 2006
Employee-related charges	$(308)	$6	$(312)	$47
Abandonment of asset charges	(275)	(111)	(323)	(137)
Restructured aircraft lease/debt charges	(72)	(323)	(74)	(1,298)
Professional fees	(43)	(11)	(60)	(26)
Other	(378)	(25)	(700)	(25)
Revaluation of frequent flyer obligations	(1,564)	—	(1,564)	—
Revaluation of other assets and liabilities	2,821	—	2,821	—
Discharge of unsecured claims and liabilities	1,763	—	1,763	—
Income (Loss) related to reorganization items	$1,944	$(464)	$1,551	$(1,438)

Earnings (Loss) per share - Basic	22.25	(5.31)	17.75	(16.48)
Earnings (Loss) per share - Diluted	17.26	(5.31)	13.77	(16.48)

NORTHWEST AIRLINES CORPORATION

CONSOLIDATED NOTES (continued):

(Unaudited)

(d)          Successor EPS.  The Plan contemplates Reorganized NWA Corp. issuing approximately 277 million shares out of the 400 million shares of new common stock authorized under its amended and restated certificate of incorporation.  The new common stock was listed on the New York Stock Exchange and began trading under the symbol “NWA” on May 31, 2007.  The distributions of Reorganized NWA Corp. common stock, subject to certain holdbacks as described in the Plan of Reorganization, were generally made as follows:

•      234.4 million shares of common stock were issued to holders of certain general unsecured claims and holders of guaranty claims;

•      27.8 million shares of common stock issued in the Rights Offering and Equity Commitment Agreement; and

•      15.2 million shares of common stock are subject to awards under a management equity plan.

In accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share (“SFAS No. 128”), basic and diluted earnings per share were computed by dividing net income by the weighted average number of shares of common stock outstanding for the one month period ending June 30, 2007.  SFAS No. 128 requires that the entire 234.4 million shares issued to holders of unsecured and guaranty claims be considered outstanding for purposes of calculating earnings per share as these shares will ultimately be issued to unsecured creditors once the allocation of disputed unsecured claims is completed.  The 15.2 million shares subject to awards under the management equity plan were excluded from the computation of diluted earnings per share because the effect of including the shares would have been anti-dilutive.

Predecessor EPS.  Predecessor basic earnings per share was computed based on the Predecessor’s final weighted average shares outstanding.  Dilutive earnings per share included approximately 25.3 million dilutive securities related to the Company’s Series C Preferred Stock and convertible debt.

Combined EPS.  Combined Predecessor and Successor earnings per share was computed based on net income for the three months ending June 30, 2007 excluding restructuring related items divided by the weighted average number of shares of common stock outstanding of the Successor, as follows:

(in millions)	Combined Three Months April 1- June 30 2007
Net Income (Loss) applicable to common stockholders	$2,149

Diluted average shares outstanding	262	(1)
Diluted Earnings (Loss) per common share	$8.20

Items excluded:
Reorganization items, net	$(1,944)
Net Income (Loss) applicable to common stockholders excluding reorganization items	$205

Diluted average shares outstanding	262	(1)
Diluted Earnings (Loss) per common share excluding reorganization items	$0.78

(1) Excludes the Predecessor’s 113 million final weighted average dilutive shares outstanding.

NORTHWEST AIRLINES CORPORATION

RECONCILIATION OF YEAR-OVER-YEAR VARIANCES:
(Unaudited, in millions)

As a result of the adoption of fresh-start reporting, the Company's financial statements on or after June 1, 2007 are not comparable with its pre-emergence financial statements because they are, in effect, those of a new entity.  In addition to the fair value adjustments required for fresh-start reporting, the Company changed its policies pertaining to the accounting for frequent flyer obligations and breakage of passenger tickets.  The effects of fresh-start reporting and the policy changes on the Company's Consolidated Statement of Operations are itemized below in column (A).

On April 24, 2007, Mesaba Aviation, Inc was acquired by the Company and became a wholly-owned consolidated subsidiary.  The impact on the Company's year-over-year variance as a result of this consolidation is itemized in column (B).

In conjunction with the Amended Airline Services Agreement with Pinnacle Airlines, Inc. and the Stock Purchase and Reorganization Agreement with Mesaba Aviation, Inc., the Company changed its presentation of certain regional carrier related revenue and expense items effective January 1, 2007.  This change in presentation had no impact on the Company’s combined operating income for the three months and six months ended June 30, 2007 and is itemized in column (C).

Excluding the items listed above, the comparable year-over-year operating performance variances are itemized in column (D).  Passenger and Regional carrier revenue variances are driven primarily by capacity changes.  Cargo revenue decreased on a 14 percent reduction in cargo traffic due largely to the removal of two Boeing 747F aircraft from the freighter fleet.  Operating expenses are lower year-over-year due to the successful implementation of the Company's objectives to achieve both labor and non-labor cost savings.

	Combined	Predecessor			(A)	(B)	(C)	(D)
	Three	Three			Increase(Decrease) Due To:
	Months Ended June 30, 2007	Months Ended June 30, 2006	Incr(Decr)		Fresh Start	Mesaba Net of Elim	Rgnl Carrier Reclass	Operating Incr(Decr)	Total Incr(Decr)
OPERATING REVENUES
Passenger	$2,427	$2,425	$2		$(34)	$—	$—	$36	$2
Regional carrier revenues	364	396	(32)		1	—	—	(33)	(32)
Cargo	198	236	(38)		—	—	—	(38)	(38)
Other	192	234	(42)		9	4	(54)	(1)	(42)
Total operating revenues	3,181	3,291	(110)		(24)	4	(54)	(36)	(110)

OPERATING EXPENSES
Aircraft fuel and taxes	849	886	(37)		—	3	—	(40)	(37)
Salaries, wages and benefits	617	675	(58)		(8)	20	—	(70)	(58)
Selling and marketing	189	190	(1)		—	—	—	(1)	(1)
Aircraft maintenance materials and repairs	183	183	—		—	5	—	(5)	—
Other rentals and landing fees	140	142	(2)		—	3	—	(5)	(2)
Depreciation and amortization	124	134	(10)		(1)	2	1	(12)	(10)
Aircraft rentals	95	54	41		—	—	47	(6)	41
Regional carrier expenses	197	366	(169)		—	(32)	(102)	(35)	(169)
Other	430	366	64		—	7	—	57	64
Total operating expenses	2,824	2,996	(172)		(9)	8	(54)	(117)	(172)

OPERATING INCOME (LOSS)	357	295	62		(15)	(4)	—	81	62
Operating margin	11.2%	9.0%	2.2	pts.

NORTHWEST AIRLINES CORPORATION

PASSENGER AND REGIONAL CARRIER REVENUES AND STATISTICAL RESULTS
(Unaudited)

	Three Months Ended June 30				Percent		Six Months Ended June 30				Percent
	2007		2006		Change		2007		2006		Change
Scheduled Service - Consolidated: (1)
Available seat miles (ASM) (millions)	23,656		23,437		0.9		46,549		45,640		2.0
Revenue passenger miles (RPM) (millions)	20,192		20,246		(0.3)		38,810		38,531		0.7
Passenger load factor	85.4%		86.4%		(1.0	)pts.	83.4%		84.4%		(1.0	)pts.
Revenue passengers (millions)	17.4		17.8		(2.2)		33.0		33.5		(1.5)

Passenger revenue per RPM (yield)	13.82	¢	13.94	¢	(0.9)		13.62	¢	13.52	¢	0.7
Passenger revenue per RPM (yield) excluding fresh-start	13.98	¢	13.94	¢	0.3		13.70	¢	13.52	¢	1.3

Passenger revenue per ASM (RASM)	11.80	¢	12.04	¢	(2.0)		11.35	¢	11.41	¢	(0.5)
Passenger revenue per ASM (RASM) excluding fresh-start	11.94	¢	12.04	¢	(0.8)		11.42	¢	11.41	¢	0.1

Scheduled Service - Mainline: (2)
Available seat miles (ASM) (millions)	21,897		21,559		1.6		43,148		41,861		3.1
Revenue passenger miles (RPM) (millions)	18,811		18,769		0.2		36,303		35,711		1.7
Passenger load factor	85.9%		87.1%		(1.2	)pts.	84.1%		85.3%		(1.2	)pts.
Revenue passengers (millions)	14.1		14.3		(1.4)		27.0		26.9		0.4

Passenger revenue per RPM (yield)	12.90	¢	12.92	¢	(0.2)		12.75	¢	12.53	¢	1.8
Passenger revenue per RPM (yield) excluding fresh-start	13.08	¢	12.92	¢	1.2		12.84	¢	12.53	¢	2.5

Passenger revenue per ASM (RASM)	11.08	¢	11.25	¢	(1.5)		10.73	¢	10.69	¢	0.4
Passenger revenue per ASM (RASM) excluding fresh-start	11.24	¢	11.25	¢	(0.1)		10.81	¢	10.69	¢	1.1

PASSENGER AND REGIONAL CARRIER REVENUES
(Unaudited)

	Domestic		Pacific		Atlantic		Mainline		Consolidated
As reported:
Second Quarter 2007
Passenger revenues (in millions)	$1,548		$525		$354		$2,427		$2,791

Increase (Decrease) from 2006:
Passenger revenues	(4.0)%		6.5%		11.0%		0.1%		(1.1)%

Scheduled service ASMs (capacity)	(0.2)%		4.1%		4.2%		1.6%		0.9%
Scheduled service RPMs (traffic)	(0.1)%		0.9%		0.3%		0.2%		(0.3)%
Passenger load factor	0.1	pts.	(2.7	)pts.	(3.4	)pts.	(1.2	)pts.	(1.0	)pts.
Yield	(3.9)%		5.4%		10.8%		(0.2)%		(0.9)%
Passenger RASM	(3.8)%		2.1%		6.7%		(1.5)%		(2.0)%

Excluding fresh-start:
Second Quarter 2007
Passenger revenues (in millions)	$1,579		$529		$353		$2,461		$2,824

Increase (Decrease) from 2006:
Passenger revenues	(2.1)%		7.3%		10.7%		1.5%		0.1%
Yield	(2.0)%		6.4%		10.3%		1.2%		0.3%
Passenger RASM	(1.9)%		3.0%		6.2%		(0.1)%		(0.8)%

(1)          Consolidated statistics include Northwest Airlink regional carriers.

(2)          Mainline statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the Department of Transportation (“DOT”).

NORTHWEST AIRLINES CORPORATION

MAINLINE OPERATING STATISTICAL RESULTS (1)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30				Percent	June 30				Percent
	2007		2006		Change	2007		2006		Change

Total operating ASM (millions)	21,921		21,569		1.6	43,188		41,899		3.1

Passenger service operating expense per total ASM (2) (3)	10.47	¢	10.99	¢	(4.7)	10.39	¢	11.07	¢	(6.1)
Mainline fuel expense per total ASM	3.42	¢	3.55	¢	(3.7)	3.19	¢	3.38	¢	(5.6)

Mainline fuel expense per total ASM excluding mark-to-market adjustments related to fuel derivative contracts that settle in future periods	3.39	¢	3.55	¢	(4.5)	3.23	¢	3.38	¢	(4.4)

Cargo ton miles (CTM) (millions)	505		587		(14.0)	962		1,113		(13.6)
Cargo revenue per ton mile	39.19	¢	40.15	¢	(2.4)	40.24	¢	40.40	¢	(0.4)

Fuel gallons consumed (millions)	390		402		(3.0)	769		779		(1.3)
Average fuel cost per gallon, excluding fuel taxes	205.89	¢	209.52	¢	(1.7)	191.74	¢	198.65	¢	(3.5)

Average fuel cost per gallon, excluding fuel taxes and mark-to-market adjustments related to fuel derivative contracts that settle in future periods	203.88	¢	209.52	¢	(2.7)	194.44	¢	198.65	¢	(2.1)

Number of operating aircraft at end of period						372		371		0.3
Full-time equivalent employees at end of period						29,589		30,796		(3.9)

(1)   Mainline statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the Department of Transportation (“DOT”).

(2)   This financial measure excludes non-passenger service expenses.  The Company believes that providing financial measures directly related to passenger service operations allows investors to evaluate and compare the Company’s core operating results to those of the industry.

(3)   Passenger service operating expense excludes the following items unrelated to passenger service operations:

	Three Months Ended		Six Months Ended
	June 30		June 30
(In millions)	2007	2006	2007	2006
Regional carrier expenses	$305	$366	$579	$732
Freighter operations	154	198	288	388
MLT Inc. - net of intercompany eliminations	50	51	105	115
Other	19	10	35	26

NORTHWEST AIRLINES CORPORATION

FRESH-START CONSOLIDATED BALANCE SHEET (unaudited)

Upon emergence from its Chapter 11 proceedings on May 31, 2007, the Company adopted fresh-start reporting in accordance with SOP 90-7.  The Company’s emergence from Chapter 11 resulted in a new reporting entity with no retained earnings or accumulated deficit.  Under fresh-start reporting, the Company’s asset values are remeasured and allocated in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS No. 141”).  The excess of reorganization value over the fair value of tangible and identifiable intangible assets is recorded as goodwill in the balance sheet.  Fresh-start reporting also requires that all liabilities, other than deferred taxes, be stated at fair value or at the present values of the amounts to be paid using appropriate market interest rates.  Deferred taxes are determined in conformity with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Preliminary estimates of fair value included in the Successor Company financial statements represent the Company’s best estimates based on independent appraisals and valuations and, where the foregoing have not yet been completed or are not available, industry data and trends and by reference to relevant market rates and transactions.  The foregoing estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the control of the Company.  Accordingly, we cannot provide assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.  In accordance with SFAS No. 141, the preliminary allocation of the fair value of assets and liabilities is subject to additional adjustment within one year after emergence from bankruptcy.

Based on the above requirements and analysis, the Company’s preliminary total asset balance as of June 30, 2007 was $24.6 billion, consisting of the following:  current assets of $5.2 billion, net property and equipment of $7.4 billion, goodwill of $6.2 billion, identifiable intangible assets of $5.2 billion and other assets of $0.6 billion.  The Company’s preliminary total liability and stockholders’ equity balance as of June 30, 2007 was $24.6 billion.  Included in this balance were current liabilities of $4.7 billion, long-term debt and capital lease obligations of $6.3 billion, other liabilities of $6.3 billion and stockholders’ equity of $7.3 billion.

NORTHWEST AIRLINES CORPORATION

THIRD QUARTER 2007 AND 2007 FULL YEAR GUIDANCE

	3Q 2007 Forecast (year-over-year change)	2007 Forecast (year-over-year change)
Scheduled service ASMs (capacity)
Domestic (1)	(4%) - (5%)	(1%) - (2%)
International	6% - 7%	5% - 6%
Mainline (1)	0% - (1%)	1% - 2%
Regional	3% - 4%	0% - 1%
Consolidated (2)	(0.5%) - 0.5%	1% - 2%

Passenger service operating expense per total ASM excluding fuel (1)	(1.5%) - (2.5%)	(2.5%) - (3.5%)

	3Q 2007 Forecast	2007 Forecast
Average fuel cost per gallon, excluding fuel taxes (1)	$2.19	$2.08
Fuel gallons consumed (millions)(1)	398	1,554

(1)  Mainline statistics exclude Northwest Airlink regional carriers, which is consistent with how the Company reports statistics to the Department of Transportation (“DOT”).

(2)  Consolidated statistics include Northwest Airlink regional carriers.

ESTIMATED FRESH START AND EXIT-RELATED STOCK COMPENSATION EXPENSE

(In millions)

	2007 Inc (Decr)
	3Q Estimate	4Q Estimate
OPERATING REVENUES
Passenger and regional carrier revenues	$(40)	$(19)
Other	23	23
Total operating revenues	(17)	4

OPERATING EXPENSES
Salaries, wages and benefits	7	9
Selling and marketing	(7)	(4)
Depreciation and amortization	(2)	(1)
Total operating expenses	(2)	4

OPERATING INCOME (LOSS)	$(15)	$—